UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2024

Rent the Runway, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40958	80-0376379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
Rent the Runway, Inc.
10 Jay Street
Brooklyn, New York 11201
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (212) 524-6860

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.001 par value per share	RENT	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Overview

On May 15, 2024 (the “Effective Date”), the Board of Directors (the “Board”) of Rent the Runway, Inc. (the “Company”) approved the Rent the Runway, Inc. Transaction Bonus Plan (the “Bonus Plan”), upon the recommendation of the Compensation Committee of the Board. Under the Bonus Plan, certain key employees of the Company who are designated as participants will be eligible to receive a base transaction bonus (the “Base Transaction Bonus”) and a free cash flow bonus (the “Free Cash Flow Bonus”) to provide additional performance incentives based on cash flow performance of the Company and to encourage the realization of a qualifying Transaction (as defined in the Bonus Plan). The term of the Bonus Plan (the “Term”) commences on the Effective Date and ends on the second anniversary of the Effective Date, following which it will automatically renew for one additional one-year period, and thereafter for successive one-year periods unless otherwise determined by the Compensation Committee of the Board.

Participants will be eligible to be paid a Base Transaction Bonus in an amount equal to the product of (a) $12,500,000 (the “Base Transaction Bonus Pool”), and (b) such participant’s applicable allocated percentage of the Base Transaction Bonus Pool. Participants will also be eligible to be paid a Free Cash Flow Bonus in an amount equal to the product of (a) 50% of the Company’s free cash flow for the most recent twelve (12) calendar months ended immediately preceding the closing date of a Transaction up to a maximum amount of $12,500,000 (the “Free Cash Flow Bonus Pool”), and (b) such participant’s applicable allocated percentage of the Free Cash Flow Bonus Pool.

Payment of the Base Transaction Bonuses and Free Cash Flow Bonuses are subject to the participant’s continued employment with the Company or one of its subsidiaries through the date on which the Company enters into a binding agreement which results in, or the consummation of which would result in, the occurrence of a Transaction (the “Transaction Agreement Date”); provided, that no bonus under the Bonus Plan will be payable to any participant if the participant’s employment with the Company is terminated by the Company for “cause” or by the participant without “good reason” (each as defined in the Bonus Plan); and, provided further, for any participant designated as a “designated participant”, if such participant’s employment with the Company is terminated by the Company without cause, by such participant for good reason or due to such participant’s death or disability prior to the Transaction Agreement Date, such participant shall remain eligible to receive a prorated Base Transaction Bonus and Free Cash Flow Bonus in accordance with the Bonus Plan.

Named Executive Officers Receiving Bonuses under the Bonus Plan

Pursuant to its authority as administrator of the Bonus Plan, the Compensation Committee has approved bonus allocations under the Bonus Plan providing the Company’s Named Executive Officers with an opportunity to earn bonuses as set forth in the table below:

Participant Name	Participant Role	Base Transaction Bonus Percentage	Free Cash Flow Bonus Percentage
Jenn Hyman	Chief Executive Officer & President	49.1%	49.1%
Sid Thacker	Chief Financial Officer	10.6%	10.6%

The foregoing description of the Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Bonus Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Rent the Runway, Inc. Transaction Bonus Plan
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT THE RUNWAY, INC.

Date: May 21, 2024	By:	/s/ Siddharth Thacker
Siddharth Thacker Chief Financial Officer